UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2010

Joe's Jeans Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-18926	11-2928178
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2340 S Eastern Ave, Commerce, California		90040
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	323-837-3700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Please see disclosure under Item 5.02 for certain compensation arrangements between Joe’s Jeans Inc. (the "Company") and its officers and directors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the 2004 Stock Incentive Plan (the "Plan"), the Company previously granted to options to purchase common stock of the Company (the "Options") under the Plan pursuant to stock option award agreements to certain of its employees, officers and directors (collectively, the "Agreements" and "Option Holders," respectively). On February 17, 2010, the Compensation Committee of the Board of Directors approved an amendment to the Agreements to permit the exercise of the options on a "net" or "cashless" basis, meaning that: (i) the Option Holder may elect to exercise the Options by surrendering a portion of the stock options in lieu of paying cash and authorizing the Company withhold a number of shares of common stock that have a Fair Market Value (as defined in the Plan) on the date of exercise equal to the aggregate exercise price due for the number of Options being exercised and (ii) the Option Holder may elect to satisfy his withholding tax obligations by surrendering a portion of the stock options in lieu of paying cash and authorizing the Company withhold a number of shares of common stock that have a Fair Market Value (as defined in the Plan) on the date of exercise equal to the amount of the taxes which the Company is required to withhold (the "Amendment"). Such shares shall be withheld from the shares of common stock otherwise issuable to the option holder as a result of the exercise of the Options.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joe's Jeans Inc.

February 23, 2010	By:	/Marc Crossman/

Name: /Marc Crossman/
Title: President & CEO